TRANSITION AND GENERAL RELEASE AGREEMENT
This Transition and General Release Agreement (this “Agreement”) is made as of February 27, 2020 (the “Effective Date”), by and among Cushman & Wakefield plc (together, with its subsidiaries, the “Company”) and Duncan Palmer (the “Executive” and together with the Company, the “Parties”).
WHEREAS, the Executive has been employed by the Company under terms set forth in that certain Employment Agreement, dated as of March 16, 2015, by and between the Executive and the Company (the “Employment Agreement”);
WHEREAS, the Parties have agreed mutually that Executive’s employment with the Company will terminate (the “Separation”) no later than the Separation Date (as defined below) and that the Executive will thereafter provide consulting services to the Company during the Consulting Period (as defined below) pursuant to a Consulting Services Agreement in the form attached hereto as Exhibit A;
WHEREAS, this Agreement represents the waiver and release of any claims the Executive might have against the Releasees (as such term is defined below) as of the date hereof and provides for a supplemental release as of the Separation Date; and
WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties during the Consulting Period and in connection with the Separation.
NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.	Terms of Separation; Consulting Period.

(a)
Separation Date. The Executive’s employment will terminate effective upon the later of (x) August 15, 2020, and (y) the date the Executive’s appointed successor assumes the role of Chief Financial Officer of the Company (the actual date of the Executive’s termination of employment, the “Separation Date”); provided, that the Separation Date shall be no later than December 31, 2020. Prior to the Separation Date, the Executive shall continue to be employed pursuant to the Employment Agreement, provided that if, prior to the Separation Date, the Executive resigns from employment without “Good Reason” (as defined in the Employment Agreement) or “Cause” (as defined in the Employment Agreement) occurs, then the provisions in this Agreement related to the Consulting Period and the compensation and benefits provided in Section 3 hereof shall have no effect. If, prior to August 15, 2020, the Executive is terminated by the Company without Cause or resigns for Good Reason, then the provisions in this Agreement related to the Consulting Period shall have no effect and the provisions of Section 3 in this Agreement shall apply as though the Separation Date occurred on August 15, 2020, including for purposes of prorating any payments provided in Section 3. If the Executive is terminated by the Company without Cause or resigns for Good Reason on or after August 15, 2020, then the provisions in this Agreement related to the Consulting Period shall have no effect and the provisions of Section 3 in this Agreement shall apply as though the Separation Date occurred on the actual date of the Executive’s termination of employment, including for purposes of prorating any payments provided in of Section 3. The Parties acknowledge and agree that (i) the Separation will be effective as of the Separation Date, and (ii) the Employment Agreement shall be terminated in its entirety and have no further effect as of the Separation Date, except for those provisions that expressly survive termination and as otherwise provided by this Agreement. The Parties agree that, following the Effective Date, the Executive shall not be entitled to any severance or other post-employment compensation pursuant to the Employment Agreement or otherwise in connection with the Executive’s termination of employment, except as expressly provided in this Agreement.

(b)
Resignation from Other Positions. Effective as of the Separation Date, except as otherwise provided in clause (d) below, the Executive shall voluntarily resign from any and all other offices, memberships on any board or committee, or other roles that the Executive holds at the Company or with respect to any of its employee benefit plans.

(c)
Requirement to Execute and Re-execute. The Executive understands and agrees that he will not receive the payments and benefits specified in this Agreement (other than those in Section 3(a)) unless (i) he executes this Agreement pursuant to Section 5(f) hereof, and (ii) he re-executes this Agreement and such re-execution is no longer subject to revocation in accordance with Section 5(g) hereof (such date, the “Second Release Effective Date”).

(d)
Consulting Period. For a period of twelve (12) months following the Separation Date or such lesser period of time as determined by the Company (the “Consulting Period”), (i) the Executive will continue to provide services in good faith as a consultant to the Company, as reasonably requested by the board of directors of the Company (the “Board”) or the Company’s Chief Executive Officer (the “CEO”), (ii) the Executive will continue to have access to his Company computer and the Company’s other IT resources, subject to the Company’s written policies in effect from time to time, and other resources necessary to perform the consulting services requested by the Board or the CEO, and (iii) the Executive will be reimbursed for reasonable expenses incurred in connection with the provision of his consulting services, consistent with the Company’s reimbursement policies.

2.	Separation Payments; Benefits; Consulting Fees.

(a)
Final Pay. On or as soon as practicable following the Separation Date, the Executive will receive from the Company any earned but unpaid base salary through the Separation Date. No later than thirty (30) days following the Separation Date, the Executive will receive from the Company reimbursement for all expenses incurred prior to the Separation Date and not yet reimbursed by the Company, subject to the Company’s reimbursement policies.

(b)
Fiscal Year Bonus. For the fiscal year in which the Separation Date occurs, and subject to the Executive’s continued compliance with the terms of this Agreement, the Executive will remain eligible to receive an annual bonus under the Company’s Annual Incentive Plan following the Separation Date with respect to fiscal year in which the Separation Date occurs, based on the applicable performance criteria measured over the complete fiscal year and prorated for the number of calendar days during the applicable performance period occurring prior to the Separation Date. Such prorated bonus (if any) will be paid at the same time as bonuses are paid to other executives of the Company, but not later than March 15 of the year following the year in which the Separation Date occurs.

(c)
IPO 2018 Retention Bonus. With respect to the IPO retention bonus granted to the Executive in November 2018 (the “Retention Bonus”), the Executive’s continued service during the Consulting Period shall be deemed to satisfy the continuous employment requirement in the Retention Bonus. In the event the Company terminates the Consulting Period prior to November 5, 2020, or if the Executive is terminated by the Company without Cause or resigns for Good Reason prior to the Separation Date, and subject to the Executive’s continued compliance with the terms of this Agreement, the Executive shall not be required to satisfy the repayment obligations set forth in the Retention Bonus.

(d)	Equity Compensation.

(i)
Fiscal Year 2020 Awards. The Parties acknowledge and agree that the Executive will not receive any equity or equity-based award under the Company’s 2018 Omnibus Management Share and Cash Incentive Plan (the “Equity Plan”) following the Effective Date. In lieu of any such award, and subject to the Executive’s continued compliance with the terms of this Agreement, the Company will pay to the Executive no later than the later of (x) March 15, 2021 or (y) thirty (30) days after the Separation Date (or as soon as practicable thereafter), an amount in cash equal to $2,500,000.00, with (A) 60% of the amount prorated for the number of complete months occurring between January 1, 2020 and the Separation Date, divided by 48, and (B) 40% of the amount prorated for the number of complete months occurring between January 1, 2020 and the Separation Date, divided by 36.

(ii)
Fiscal Year 2019 Performance Restricted Stock Units. Subject to the Executive’s continued compliance with the terms of this Agreement, with respect to all of the Executive’s fiscal year 2019 performance-based restricted stock unit awards (the “PRSUs”) outstanding as of the Separation Date, the Executive shall be deemed to have satisfied all continuous employment requirements through the applicable performance period, and such PRSUs shall remain eligible to vest if, and to the extent, the performance of the Company satisfies the applicable performance vesting requirements as of the end of the applicable performance period, as provided in the Equity Plan and the applicable PRSU award agreements, as in effect from time to time.

(iii)
Fiscal Year 2018 Time-Vesting RSUs. As of the Separation Date, the Executive’s restricted stock unit awards granted in 2018 that vest based solely on the Executive’s continued employment that remain outstanding and unvested as of the Separation Date, shall fully vest and be satisfied with a distribution of corresponding shares within thirty (30) days of the Separation Date.

(iv)
Fiscal Year 2019 Time-Vesting RSUs. As of the Separation Date, the Executive’s restricted stock unit awards granted in 2019 that vest based solely on the Executive’s continued employment that remain outstanding and unvested as of the Separation Date, shall be satisfied with a distribution of corresponding restricted shares within thirty (30) days of the Separation Date; provided, however, that (i) the Executive shall, within thirty (30) days of such distribution, make an effective election to recognize income pursuant to Section 83(b) of the Code, and (ii) such shares will continue to vest on their respective vesting dates subject to the Executive’s continued compliance with the terms of this Agreement and all applicable restrictive covenants.

(v)
Performance-Based Stock Options. Subject to the Executive’s continued compliance with the terms of this Agreement, with respect to all of the Executive’s performance-based stock options granted prior to the Company’s initial public offering that remain outstanding and unvested as of the Separation Date, the Executive shall be deemed to have satisfied all continuous employment requirements through the applicable performance period, and such performance-based stock options shall remain eligible to vest if, and to the extent, the performance of the Company satisfies the applicable performance vesting requirements as of the end of the applicable performance period, as provided in the applicable governing documents, as in effect from time to time.

(vi)
Management Stockholders Agreement. Subject to the Executive’s continued compliance with the terms of this Agreement, the Company’s repurchase rights under the Company’s Management Stockholders Agreement, dated as of May 8, 2015, or under any other agreement between the Executive and the Company, shall cease to apply following the Separation Date with respect to any equity interests in the Company transferred to the Executive previously or subsequently pursuant to a compensatory agreement.

(e)
Nonqualified Deferred Compensation Plans. With respect to any nonqualified deferred compensation plan maintained by the Company, the Executive shall be treated as incurring a “separation from service” for purposes of Section 409A of the Code as of the Separation Date.

(f)
Company Benefit Plans. As of the Separation Date, the Executive shall cease to be eligible to participate in the Company’s retirement, welfare, perquisite and other benefit plans, except to the extent required by law; provided, however, that if the Executive timely elects continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the Consulting Period and any period thereafter, so long as the Executive has not breached any Restrictive Covenants (as defined in Section 4), the Company shall provide to the Executive continued health insurance coverage, at the same level and cost to the Executive as if the Executive were an employee of the Company; provided, further, that the Executive is eligible and remains eligible for COBRA coverage. Notwithstanding the foregoing, the Company may modify the continuation coverage contemplated by this Section 3(f) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(g)
Consulting Fees. During the Consulting Period, the Executive shall serve as an independent contractor of the Company and receive monthly consulting fees (payable in arrears) at the same monthly rate of base salary in effect for the Executive immediately prior to the Separation Date, prorated for any partial months during the Consulting Period.

(h)
No Other Entitlements. The Executive acknowledges and agrees that the Executive will no longer be entitled to any other benefits, payments or contributions from the Company other than those specifically provided for in this Agreement.

(i)
Withholding. Notwithstanding any other provision herein, the Company will be entitled to withhold from any amounts otherwise payable hereunder to the Executive any income and other payroll taxes required to be withheld. With respect to the consulting fees paid during the Consulting Period pursuant to Section 3(g) above, the Executive shall be responsible for all applicable taxes and shall indemnify and hold harmless the Company with respect to any failures to remit all applicable taxes on a timely basis.

3.
Reaffirmation of Restrictive Covenants. The Executive hereby reaffirms the rights and obligations under the Section 4 of the Employment Agreement and other applicable covenants (collectively, the “Restrictive Covenants”); and agrees and acknowledges that the Restrictive Covenants will survive the Separation Date, apply during the Consulting Period, and remain in full force and effect in accordance with all of the terms and conditions thereof. The Parties acknowledge and agree (i) for purposes of determining the commencement of any post-termination restricted periods in connection with the Restrictive Covenants, that any such periods will commence as of the end of the Consulting Period and will apply for thirty-six (36) months following thereafter, and (ii) that the consideration provided in this Agreement is sufficient consideration for the Restrictive Covenants, as modified herein.

4.	General Release and Waiver.

(a)
General Release. In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive, for and on behalf of the Executive and each of the Executive’s heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and absolutely and irrevocably and unconditionally fully and forever releases, acquits and discharges the Company, and its members and managers; including, without limitation, each of their respective past and present direct and indirect stockholders, owners, investors, directors, members, partners, officers, employees, attorneys, agents and representatives, and their respective heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by the Executive of this Agreement (but not including the Executive’s or the Company’s performance under this Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i)	the Executive’s application for and employment with the Company, the Executive being an employee of the Company, or the Separation;

(ii)
any and all claims in tort or contract, including any claim under the Employment Agreement, the Equity Plan, any applicable equity, equity-based, or incentive compensation arrangements, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii)	any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

(iv)
any federal, state or local law, statute, ordinance or regulation, including but not limited to all labor and employment discrimination laws, and including specifically the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise (the “ADEA”).

(b)
Acknowledgment of Waiver; Disclaimer of Benefits. The Executive acknowledges and agrees that the Executive is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the foregoing, the Executive further acknowledges that the Executive is not waiving and is not being required to waive any right that cannot be waived by law, including, without limitation, the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that the Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which the Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(c)
Effect of Release and Waiver. The Executive understands and intends that this Section 5 constitutes a general release of all claims except as otherwise provided in clauses (b) and (e) of this Section, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(d)	Waiver of Unknown Claims. Each Party understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

(e)
Limitation of Waiver. For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing in this Section 5 shall release (i) the Company or the Executive of their respective obligations under this Agreement, including without limitation the Company’s obligations under Section 3 hereof; (ii) claims Executive may have under ERISA with respect to vested benefits; or (iii) Executive’s right to defense and indemnification, including, without limitation, pursuant to Company By-Laws, Articles of Incorporation or other corporate documents, Delaware law, and/or Company insurance policies.

(f)
Acknowledgment of Voluntary Agreement; ADEA Compliance. The Executive acknowledges that the Executive has entered into this Agreement freely and without coercion, that the Executive has been advised by the Company to consult with counsel of the Executive’s choice, that the Executive has had adequate opportunity to so consult, and that the Executive has been given all time periods required by law to consider this Agreement, including but not limited to the twenty-one (21) day period required by the ADEA (the “Consideration Period”). The Executive understands that he may execute this Agreement less than twenty-one (21) days from its receipt from the Company, but agrees that such execution will represent the Executive’s knowing waiver of such Consideration Period. The Executive further acknowledges that within the seven (7) calendar day period following the Executive’s execution of this Agreement (the “Revocation Period”), the Executive will have the unilateral right to revoke this Agreement. The Effective Date shall be the eighth day after Executive signs the Agreement and does not revoke. In order to be effective, notice of the Executive’s revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period.

(g)
Re-Execution of Agreement. The Company’s obligations under Section 3 of this Agreement (other than Section 3(a)) are strictly contingent upon Executive’s re-execution and non-revocation of this Agreement within fifteen (15) days following the Separation Date. The date of Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, Executive advances to the Re-Execution Date his general waiver and release of all Claims (as defined below) against the Releasees and the other covenants set forth in Section 4 of this Agreement. The Executive further acknowledges that within the seven (7) calendar day period following the Executive’s re-execution of this Agreement (the “Second Release Revocation Period”), the Executive will have the unilateral right to revoke this Agreement, and that the Company’s obligations under Section 3 hereunder (other than Section 3(a)) will become effective only upon the expiration of the Second Release Revocation Period without the Executive’s revocation hereof. The Second Release Effective Date shall be the eighth day after Executive re-executes the Agreement and does not revoke. In order to be effective, notice of the Executive’s revocation of his re-execution of the Agreement must be received by the Company in writing on or before the last day of the Second Release Revocation Period. In the event of such revocation by the Executive, the date of the releases and covenants set forth in Section 5 of this Agreement shall not be advanced, but shall remain effective up to and including the Effective Date of this Agreement.

5.	Representations, Warranties and Covenants.

(a)
Claims. The Executive further represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with the Executive’s execution of this Agreement has the Executive filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which the Executive may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 5(a) above. The Executive further covenants and agrees that the Executive will not encourage any person or entity, including but not limited to any current or former employee, officer, director or shareholder of the Company, to institute any Claim against the Releasees.

(b)
This Agreement. The Executive hereby represents and warrants to the Company that (i) this Agreement has been duly authorized, executed and delivered by the Executive and constitutes a valid and legally binding obligation of the Executive, enforceable in accordance with its terms; and (ii) the execution, delivery and performance of this Agreement by the Executive does not conflict with, violate or result in the breach of, any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Executive is a party or is subject.

(c)
No Conflict of Interest. The Executive hereby covenants and agrees that the Executive will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with the Executive’s obligations, covenants or agreements hereunder or which could cause any of the Executive’s representations or warranties made herein to be untrue or inaccurate.

(d)
Company Property. The Executive represents and warrants that at the end of the Consulting Period, the Executive shall return all property of the Company within the Executive’s possession, accessibility or control, including (without limitation) all keys, credit cards (without further use thereof), cell phones, computers, personal digital assistants and all other items belonging to the Company or which contain confidential information; and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

6.
Complete Agreement; Inconsistencies. This Agreement and any other documents referenced herein, including, but not limited to, the Employment Agreement, the Equity Plan, and other agreements contemplated herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede in their entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; provided, however, (i) it is understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 5 hereof, and (ii) the terms of the Management Stockholders Agreement continue to apply to the Executive in all respects.

7.
Section 409A. The intent of the Parties is that the payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

8.
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Company, to:
Cushman and Wakefield
225 West Wacker Drive, Suite 3000
Chicago, IL 60606
Attn: General Counsel

If to Executive, to the address that the Company has on file.

9.
Resolution of Disputes. The Company and Executive agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules then in effect. Any award entered by the arbitrator(s) shall be final, binding and non-appealable and judgment may be entered thereon by either Party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Each Party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses).

10.
Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

11.
Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.

12.	Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

13.
Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights and the rights of the other Releasees will inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Agreement will be provided for in accordance with applicable law.

14.
Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictive covenants, which will be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

15.
Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Transition and Release Agreement pursuant to and effective as provided in Section 5(f) of this Agreement.
READ CAREFULLY BEFORE SIGNING
The Executive has read this Transition and Release Agreement and has had the opportunity to consult legal counsel prior to signing this Agreement. The Executive understands that by executing this Agreement, he will relinquish any right or demand he may have against the Releasees, except as otherwise set forth in this Agreement.

DATED:______2/27/20___________	By:_/s/ Duncan Palmer___________ Duncan Palmer

DATED: 2/27/20	CUSHMAN AND WAKEFIELD, plc
By: /s/ Michelle Hay__________
Name:    Michelle Hay
Title:    CHRO

IN WITNESS WHEREOF, the Executive has re-executed this Transition and General Release Agreement pursuant to and effective as provided in Section 5(g) of this Agreement.
READ CAREFULLY BEFORE SIGNING
The Executive has read this Transition and General Release Agreement and has had the opportunity to consult legal counsel prior to re-executing this Agreement. He understands that by re-executing this Agreement, he will relinquish any right or demand he may have against the Releasees, except as otherwise set forth in this Agreement.

DATED:_________________	By:_________________________________ Duncan Palmer
[Not to be executed prior to the last day of employment]

EXHIBIT A

CONSULTING SERVICES AGREEMENT
THIS CONSULTING SERVICES AGREEMENT (this “Agreement”), dated [MONTH] [DAY], 2020 (the “Effective Date”), is by and between Cushman & Wakefield plc (together, with its subsidiaries, the “Company”) and Duncan Palmer (the “Consultant” and together with the Company, the “Parties”).
WHEREAS, the Parties have entered into that certain Transition and General Release Agreement, dated as of February 27, 2020 (the “Transition Agreement”), whereby the Parties have agreed mutually that the Consultant’s employment with the Company will terminate no later than the Separation Date (as defined in the Transition Agreement) and that the Consultant will thereafter provide consulting services to the Company during the Consulting Period (as defined below); and
WHEREAS, in light of the Consultant’s experience and knowledge regarding the Company and industry-related matters, the Company wishes to retain the services of the Consultant on the terms and conditions set forth herein, and the Consultant wishes to provide such services.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

16.
Consulting Period. The Company will retain the Consultant pursuant to the terms of this Agreement, and the Consultant will provide the Services (as defined in Section 19), for a term of twelve (12) months following the Separation Date, unless earlier terminated as provided herein. The period of time between the Separation Date and the termination of the Consultant’s service relationship with the Company is referred to herein as the “Consulting Period.”

17.	Termination. This Agreement may be terminated immediately upon the Company’s written notice to the Consultant at any time in the Company’s sole discretion.

18.
Services. During the Consulting Period, the Consultant will continue to provide services in good faith as a consultant to the Company, as reasonably requested by the board of directors of the Company (the “Board”) or the Company’s Chief Executive Officer (the “CEO”) (the “Services”). The Consultant agrees to make himself available to perform the Services reasonably requested by the Board or the CEO, and the Consultant will continue to have access to his Company computer and the Company’s other IT resources, subject to the Company’s written policies in effect from time to time, and other resources necessary to perform the Services reasonably requested by the Board or the CEO.

19.	Compensation.

(a)
Monthly Fee. During the Consulting Period, the Consultant shall serve as an independent contractor of the Company, and the Company will pay the Consultant, for the Services rendered hereunder, a monthly consulting fee, payable in arrears, at the same monthly rate as would be payable to Consultant with a base salary of $600,000, prorated for any partial months during the Consulting Period (the “Monthly Fee”). Any portion of the Monthly Fee earned but not paid at the time of termination of this Agreement will be paid within 15 days thereafter.

(b)
Reimbursement for Business Expenses. Upon presentation of appropriate documentation by the Consultant, the Company shall reimburse the Consultant, in accordance with the Company’s reimbursement policies as in effect from time to time, for all reasonable business expenses incurred by the Consultant in connection with the Consultant’s performance of the Services generally consistent with the treatment accorded to and the policies applicable to senior executives of the Company from time to time.

(c)
Transition Agreement. The Parties recognize that certain compensation and benefits are provided and set forth in the Transition Agreement, subject to its terms, which are not modified or governed by the terms of this Agreement.

20.
Independent Contractor Status. The Consultant acknowledges and agrees that the Consultant’s status at all times will be that of an independent contractor, and the Consultant may not bind or otherwise obligate the Company, unless with the express consent of the CEO or the Board. The parties acknowledge and agree that all compensation paid pursuant to Section 20 represents compensation for the Consultant’s services as an independent contractor and will therefore be paid without any deductions or withholdings taken therefrom for taxes or any other purpose, except as otherwise required by applicable law. The Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such compensation, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Consultant’s sole and complete responsibility, and that the Consultant will pay all taxes, if any, assessed on the Consultant with respect to payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Consultant also agrees that, during the Consulting Period, the Consultant will not be eligible to participate in any of the employee benefit plans or arrangements of the Company, except as required by law or pursuant to the terms of the Transition Agreement.

21.
Reaffirmation of Restrictive Covenants. The Consultant hereby reaffirms the rights and obligations under Section 4 of that certain Employment Agreement, dated as of March 16, 2015, by and between the Consultant and the Company (the “Employment Agreement”) and other applicable covenants (collectively, the “Restrictive Covenants”); and agrees and acknowledges that the Restrictive Covenants will survive the Separation Date, apply during the Consulting Period, and remain in full force and effect in accordance with all of the terms and conditions thereof. The Parties acknowledge and agree that, pursuant to good and valuable consideration provided in this Agreement and the Transition Agreement, (i) for purposes of determining the commencement of any post-termination restricted periods in connection with the Restrictive Covenants, that any such periods will commence as of the end of the Consulting Period and will apply for thirty-six (36) months following thereafter and (ii) that the consideration provided in this Agreement is sufficient consideration for the Restrictive Covenants, as modified herein.

22.
Governing Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

23.
Resolution of Disputes. The Company and the Consultant agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules then in effect. Any award entered by the arbitrator(s) shall be final, binding and non-appealable and judgment may be entered thereon by either Party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Each Party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses).

24.
Assignment. This Agreement will not be assigned by the Consultant without the prior written consent of the Company. This Agreement will not be assigned by the Company without the prior written consent of the Consultant; provided, however, the Company may assign this Agreement or any or all of its rights hereunder to any of its subsidiaries or affiliates or any of their respective successors in interest.

25.
Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:
To the address on file in the Company’s records.

If to the Company:
Cushman and Wakefield
225 West Wacker Drive, Suite 3000
Chicago, IL 60606
Attention:    General Counsel
or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will only be effective upon receipt.

26.
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

27.	Survival. Sections 20 (solely as to earned but unpaid fees) through 28, and Error! Reference source not found. through 32 will survive termination of this Agreement.

28.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together constitute one and the same instrument.

29.
Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictive covenants, which will be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

30.
Complete Agreement; Inconsistencies. This Agreement and any other documents referenced herein, including, but not limited to, the Employment Agreement, the Transition Agreement, and other agreements contemplated herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede in their entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; provided, however, that the terms of the Management Stockholders Agreement continue to apply to the Consultant in all respects.

31.
Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

CUSHMAN AND WAKEFIELD, plc.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.
CONSULTANT

Duncan Palmer

1
KE 65617602.10